Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2015 (Except Notes 7, 8, and 9 as to which the date is June 12, 2015) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-203231) and related Prospectus of Milacron Holdings Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

June 15, 2015